SCHEDULE A
Amended as of February 28, 2025

to the

EXPENSE LIMITATION AGREEMENT

dated January 22, 2016 between

GALLERY TRUST

and
MONDRIAN INVESTMENT PARTNERS LIMITED

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Mondrian International Value Equity Fund	0.74%	February 28, 2027
Mondrian Emerging Markets Value Equity Fund	0.92%	February 28, 2027
Mondrian Global Listed Infrastructure Fund	0.95%	February 28, 2027
Mondrian Global Equity Value Fund	0.74%	February 28, 2027

ACKNOWLEDGED AND ACCEPTED BY:

GALLERY TRUST

/s/ Alexander F. Smith

Name: Alexander F. Smith

Title: Vice President and Assistant Secretary

MONDRIAN INVESTMENT PARTNERS LIMITED

/s/ Clive Gillmore

Name: Clive Gillmore

Title: Chief Executive Officer

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